Exhibit 10s

                        AMPAL-AMERICAN ISRAEL CORPORATION
                           1177 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036

As of March 1, 1997

Emmes Asset Management Corp.
420 Lexington Avenue
New York, NY  10170
Attn: Andrew Davidoff

      Re:  800 Second Avenue - Asset Management Services
           ---------------------------------------------

Gentlemen:

      Ampal Realty Corporation ("Ampal Realty"), a majority owned, indirect subsidiary of Ampal-American Israel Corporation ("Ampal-American"), is the owner of certain commercial condominium units located in the building known as 800 Second Avenue, New York, New York (the "Property"). The Property has been owned by Ampal Realty since June 28, 1995 and was recently converted into commercial condominiums. Ampal Realty and Ampal-American desire to maximize the value of the Property and have requested that Emmes Asset Management Corp. ("Emmes") provide certain asset management and advisory services to Ampal Realty with respect to the Property.

      Set forth below are the agreements among Ampal Realty, Ampal-American and Emmes with respect to the services to be performed by Emmes relating to the Property.

      1. Services. Emmes will provide to Ampal Realty general asset management
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and property advisory services with respect to the Property, including without limitation advice with respect to lease and sale negotiations; supervision of property managers, leasing and other brokers and other agents retained by Ampal Realty with respect to the Property; assistance in formulating a sales and leasing plan and in developing plans for the renovation and improvement of the Property; review and negotiation of leases, condominium sales agreements, and other contracts and agreements to be entered into with respect to the Property; oversight and advice with respect to building and tenant improvements and renovations, including advice with respect to the appropriate scope of work, selection and negotiation with contractors and the supervision of renovations, tenant improvements and other building improvements; advice with respect to financing of the Property or portions thereof, including negotiation with potential lenders; advice with respect to maximizing the value to Ampal Realty of the Property through sale, leasing, financing and other means; and similar matters as requested by Ampal Realty from time to time. The services to be provided by Emmes shall not include any accounting, bookkeeping or


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traditional property management or brokerage services, all of which shall continue to be performed by Ampal Realty directly or through other parties.

      All services provided by Emmes will be provided through Andrew Davidoff and persons under his direct supervision. In providing the services described above, Emmes shall have no authority to bind Ampal Realty or Ampal-American with respect to any matter, and Ampal Realty retains all decision making authority with regard to sales, sales prices, leasing, renovations, contract terms and other matters relating to the Property.

      2. Term. The term of this engagement shall commence as of March 1, 1997
         ----
and shall continue until terminated by either Ampal Realty or Emmes on not less than 30 days prior notice. Upon any termination, Emmes shall return to Ampal Realty promptly all documents and other materials in its possession or control relating to the Property and its engagement hereunder.

      3. Compensation. As compensation for its services described herein, Ampal
         ------------
Realty shall pay to Emmes the following fees:

      (a) A base fee equal to $60,000 per annum, paid on a quarterly basis in advance, commencing with the quarter beginning April 1, 1997. Ampal Realty shall pay to Emmes a pro rata portion of the base fee for the period March 1, 1997 through March 31, 1997 promptly after the execution of this letter agreement.

      (b) A sales incentive fee for assisting in sales of condominium units equal to $1.50 per rentable square foot for each condominium unit sold during the term of the engagement (or sold with six months thereafter if (i) the contract of sale was entered into during the term of the engagement or (ii) the sale is a Qualifying Sale, as hereinafter defined), payable at the time Ampal Realty receives the proceeds of sale. If a sale is structured on an installment basis (other than purchase money mortgage financing, which shall not be deemed to be a sale on an installment basis), then the sales incentive fee shall be payable pro rata on the same basis as the sales proceeds. For purposes of the foregoing, a Qualifying Sale shall mean a sale to a prospective buyer identified in writing by Emmes as an active prospect at the time of termination or within ten days thereafter and active, substantive negotiations with such prospective buyer had commenced prior to such termination and were continuing at the time such of termination.

      (c) An incentive leasing fee equal to $.50 per annum per rentable square foot for all space with respect to which Ampal Realty enters into a Qualifying Lease, subject to a maximum with respect to any lease of $5.00 per rentable square foot. The incentive leasing fee shall be computed and paid quarterly in advance during the term of the Qualifying Lease with respect to which such fee relates, but only for so long as such Qualifying Lease remains in full force and effect. For purposes of the foregoing, a Qualifying Lease shall mean a lease entered into during the terms of this agreement or entered into within six months thereafter if the tenant under such lease was identified in writing by Emmes as an active leasing prospect at the time of termination or within ten


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      days thereafter and active, substantive negotiations with such tenant had commenced prior to such termination and were continuing at the time of such termination.

      (d) A financing fee equal to 1% of the gross proceeds of any mortgage or similar financing arranged by or through Emmes with respect to the Property, payable upon closing of the financing. No fee shall be payable with respect to any financing arranged directly by Ampal Realty or Ampal-American or through sources located by Ampal Realty or Ampal-American. For purposes of the foregoing, Emmes shall have arranged a financing such that it shall be entitled to the financing fee if it shall have prepared marketing books and related materials for dissemination to potential lenders, shall have assisted in making presentations to potential lenders, including the lender providing the financing, and shall have assisted in the negotiation of financing terms and documentation.

      As further incentive compensation, Ampal-American shall issue to each of the children of Andrew Davidoff 100 shares of Class A Stock of Ampal each year, beginning April 1, 1997 and each anniversary thereof so long as the term of the engagement hereunder continues. Such shares shall be issued to Andrew Davidoff as custodian for his children, in the names set forth on Exhibit A hereto.

      4. Cooperation. Ampal Realty shall make available to Emmes its files and
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documents relating to the Property and shall keep Emmes informed as to its objectives and plans with respect to the Property. All such files and documents shall remain at all times the property of Ampal Realty and shall be held by Emmes on a confidential basis in accordance with terms of paragraph 5 hereof. Emmes shall provide its best advice to Ampal Realty and shall provide Ampal Realty with reports as to its activities and advice from time to time as requested but no less frequently than each calendar quarter.

      5. Confidentiality. In the course of rendering services to Ampal Realty
         ---------------
and Ampal-American, Emmes may become aware of material non-public information regarding Ampal-American and its subsidiaries and their respective businesses and prospects. Emmes understands that Ampal-American is a public company and confirms and agrees that all information relating to Ampal-American and its subsidiaries of which Emmes becomes aware at any time during the term of its engagement or thereafter shall be maintained in strictest confidence and will not be disclosed to any third party without the prior written consent of Ampal-American. Emmes shall disclose such information to its personnel and outside advisors, only on a need to know basis and, with respect to any outside advisor, only after having obtained a written confirmation from such outside advisor of its awareness of the confidential nature of the information and its agreement to the terms of this paragraph 5. Emmes agrees that Ampal-American would be irreparably injured should Emmes violate the foregoing confidentiality agreement and that Ampal-American or Ampal Realty shall have the right to obtain an injunction to prevent violations of this paragraph 5.

      6. Complete Agreement; Amendments; Governing Law. This Agreement sets
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forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all


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prior agreements and understandings, whether written or oral. This agreement may be amended or modified only in a writing signed by all of the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and wholly performed in such state.

      7. Notices. All notices and other communications required or permitted to
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be given hereunder shall be in writing and shall be delivered by messenger, by reputable overnight courier service or by fax, addressed to the parties at their respective addresses first set forth above, addressed, in the case of Ampal Realty or Ampal-American, to the attention of Lawrence Lefkowitz, and with a copy to Raz Steinmetz, c/o Ampal (Israel) Ltd., 111 Arlozorov Street, Tel Aviv 62098, Israel, fax 011-972-695-2409; and in the case of Emmes to the attention of Andrew Davidoff, fax 212-293-8801. Any party may change the address to which notices are to be given by giving the other parties a notice of such change.

      If the foregoing correctly sets forth your understandings of our agreements, please execute the enclosed copies of this letter and return one of them to us.

                                            Very truly yours,

                                          Ampal-American Israel Corporation


                                            By:  /s/ Lawrence Lefkowitz
                                                 -------------------------------
                                                 title:  President


                                          Ampal Realty Corporation


                                            By:  /s/ Lawrence Lefkowitz
                                                 -------------------------------
                                                 title:  President

Accepted and agreed to:

Emmes Asset Management Corp.

By: /s/ Andrew Davidoff
    -------------------------
        Andrew Davidoff
        Vice President



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